STATE STREET RESEARCH INCOME TRUST

                                 Amendment No. 5
                                       to
                First Amended and Restated Master Trust Agreement

                             INSTRUMENT OF AMENDMENT

     Pursuant to Article VII, Section 7.3 of the First Amended and Restated Master Trust Agreement of the State Street Research Income Trust (the "Trust") dated June 1, 1993 (the "Master Trust Agreement"), as heretofore amended, the following actions are taken:

1. The following is added immediately prior to the last sentence of Article V,
   Section 5.1:

             "Execution of a proxy by a person or organization, which has been authorized to do so by a Shareholder pursuant to telephonic or electronically transmitted instructions, shall constitute execution of such proxy by or on behalf of such Shareholder."

2. The last sentence of Article IV, Section 4.2(d) of the Master Trust Agreement is hereby amended to read as follows:

             "The liquidation of any particular Sub-Trust or class thereof may be authorized at any time by vote of a majority of the Trustees then in office subject to the approval of a majority of the outstanding voting shares of that Sub-Trust or class, as defined in the 1940 Act."

3. Article VII, Section 7.2 of the Master Trust Agreement is deleted and replaced in its entirety with the following:

             Section 7.2 Reorganization. The Trustees may sell, convey, merge and transfer the assets of the Trust, or the assets belonging to any one or more Sub-Trusts, to another trust, partnership, association or corporation organized under the laws of any state of the United States, or to the Trust to be held as assets belonging to another Sub-Trust of the Trust, in exchange for cash, shares or other securities (including, in the case of a transfer to another Sub-Trust of the Trust, Shares of such other Sub-Trust) with such transfer either (1) being made subject to, or with the assumption by the transferee of, the liabilities belonging to each Sub-Trust the assets of which are so transferred, or (2) not being made subject to, or not with the assumption of, such liabilities; provided, however, that no assets belonging to any particular Sub-Trust shall be so transferred unless the terms of such transfer shall have first been approved at a meeting called for the purpose by the affirmative vote of the holders of a majority of the outstanding voting Shares, as defined in the 1940 Act, of that Sub-Trust. Following such

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             transfer, the Trustees shall distribute such cash, shares or other securities (giving due effect to the assets and liabilities belonging to and any other differences among the various Sub-Trusts the assets belonging to which have so been transferred) among the Shareholders of the Sub-Trust the assets belonging to which have been so transferred; and if all of the assets of the Trust have been so transferred, the Trust shall be terminated.

                  The Trust, or any one or more Sub-Trusts, may, either as the successor, survivor, or non-survivor, (1) consolidate with one or more other trusts, partnerships, associations or corporations organized under the laws of the Commonwealth of Massachusetts or any other state of the United States, to form a new consolidated trust, partnership, association or corporation under the laws of which any one of the constituent entities is organized, or (2) merge into one or more other trusts, partnerships, associations or corporations organized under the laws of the Commonwealth of Massachusetts or any other state of the United States, or have one or more such trusts, partnerships, associations or corporations merged into it, any such consolidation or merger to be upon such terms and conditions as are specified in an agreement and plan of reorganization entered into by the Trust, or one or more Sub-Trusts as the case may be, in connection therewith. The terms "merge" or "merger" as used herein shall also include the purchase or acquisition of any assets of any other trust, partnership, association or corporation which is an investment company organized under the laws of the Commonwealth of Massachusetts or any other state of the United States. Any such consolidation or merger shall require the affirmative vote of the holders of a majority of the outstanding voting Shares, as defined in the 1940 Act, of each Sub-Trust affected thereby.

     This Amendment shall be effective as of February 23, 1999.

     IN WITNESS WHEREOF, the undersigned assistant officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.



                                                  /s/ Darman A. Wing
                                                  ------------------------------
                                                      Darman A. Wing
                                                      Assistant Secretary